Laidlaw International Announces Receipt of Consents

NAPERVILLE, IL, June 21, 2005 — Laidlaw International, Inc. (NYSE:LI) announced today that $384.4 million principal amount of the outstanding $403.5 million principal amount of its 10.75% Senior Notes due 2011 (“Notes”) have been tendered on or prior to the consent deadline of 5:00 pm New York City time on June 20, 2005, pursuant to the previously announced consent solicitation and tender offer for the Notes, representing approximately 95.3% of the outstanding Notes. As a result of the consents and early tenders, Laidlaw International has received the requisite consents to execute a supplemental indenture relating to the Notes.

As part of the pending tender offer for the Notes, Laidlaw International was soliciting consents to eliminate substantially all of the restrictive covenants included in the indenture under which the Notes were issued. The supplemental indenture relating to the Notes containing the proposed changes will be executed by Laidlaw International and the Trustee under the indenture, but it will not become operative until after the Notes tendered by the consent deadline are accepted for purchase and Laidlaw International makes payment for these Notes pursuant to the tender offer.

Laidlaw has engaged Citigroup Global Markets Inc. and UBS Securities LLC as dealer managers for the tender offer and solicitation agents for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup at (800) 558-3745 or (212) 723-6106 or UBS at (888) 722-9555 x 4210 or (203) 719-4210. Requests for documentation should be directed to D.F. King & Company at (800) 431-9645 or (212) 269-5550, the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated June 1, 2005, as amended.

Forward-looking statements

Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, which are set forth in the Risk Factors identified in the Offer to Purchase and reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE:LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Laidlaw International
Director, Investor Relations
(630) 848-3120